Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statement Nos. 333-213008, 333-210688, and 333-199041 on Form S-8 of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited and subsidiaries, and the effectiveness of Travelport Worldwide Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Travelport Worldwide Limited and subsidiaries for the year ended December 31, 2018.

/s/ DELOITTE LLP

London, United Kingdom

February 22, 2019